EXHIBIT 10.23


December 9, 1994




Dear        :

     I am pleased to advise you that the Board of Directors of the Company has approved the following "change of control" or "substantial structural change" agreement:

     1. Subject to the limitations set forth in paragraph 3 below, if, on or before January 31, 1996 (or as such date is automatically extended under Paragraph 5 below), there is a change of control, or substantial structural change of the Company ("Change") and you (i) are not offered continued employment by any surviving or successor entity (the "surviving entity") following such Change, in a comparable position at comparable total compensation ("comparable employment") or (ii) are offered and accept comparable employment but are subsequently demoted to non-comparable employment or terminated without Cause ("as defined in paragraph 4 below) within the 36-month period following the Change, the Company will pay to you in cash, during the 36-month period immediately following such Change or, in the case of clause (ii) above, for any remaining portion of such 36-month period (such 36-month or shorter period, as applicable, the "benefit period"), the annual average of the sum of (a) your base salary; (b) your benefits under the Incentive Compensation Plan ("ICP") or any other bonus plan; and (c) the total of the employer contribution (other than salary deferrals made by you) made to your account under the Company's 401(k) and Supplemental Deferred Compensation Plans, based upon the 36-month period prior to the date of the Change ("the Guaranteed Salary"). In addition, under such circumstances the Company will also continue during the benefit period to provide you with medical, dental, life insurance and disability coverage at least as favorable as the coverage currently extended to you ("the Guaranteed Benefits").

     2. In consideration for your services and assistance in achieving the Change, upon the event of Change, the following shall also occur:

          A. You will be paid by the Company an amount equal to the maximum Bonus Opportunity (100% of Corporate, Unit and Individual) you would be entitled to receive under the ICP (or other bonus plan in which you participate) for the previous fiscal year (for example, payment in March 1995 would be for the fiscal year ending January 31, 1995), but not less than the maximum you would have been entitled to receive under the ICP or bonus plan for the fiscal year ended January 31, 1994; and

          B. Prior to the distribution of any E&P dividend ("Dividend") to the shareholders of the Company, all stock options held by you will become fully vested. For any stock options which you irrevocably elect to exercise: (a) You will then have an election either (i) to receive a payment in cash from the Company equal to the amount of the Dividend payable with respect to the shares of Company stock ("Shares") for which you hold and have exercised options, or (ii) to reduce the exercise price of each such option by the amount of the Dividend payable with respect to the Shares covered by the option; (b) The Company will then have an election to cancel any or all of such options in exchange for a cash payment for Shares covered by each option equal to the value of the option as determined under the Option Agreement; (c) You may exercise any remaining options pursuant to their terms and shall have the right, at no cost to you, to sell any Shares obtained pursuant to such exercise in conjunction with the next public offering of Shares by the Company; and

          C. Also, pursuant to the terms thereof, your account in the 401(k) Plan, will be distributable to you after termination of employment.

     3. If the surviving entity (or one of the surviving entities in the case of a substantial structural change) continues to compensate you but at a total salary less than the Guaranteed Salary and/or provide any benefit which is a part of the Guaranteed Benefits at less than the Guaranteed Benefit level, the Company shall pay, and/or provide to you, the difference between the Guaranteed Salary and Guaranteed Benefits and such lower salary or lesser benefits. If you resign on your own volition from, or are terminated without Cause by, the successor entity, the Company will continue to be obligated to pay, and provide, the Guaranteed Salary and Guaranteed Benefits; provided however, that you shall use your best efforts to obtain other comparable employment and further provided that, if you obtain any other employment, the amounts of Guaranteed Salary and Guaranteed Benefits shall be reduced by the amounts you receive from the new employer.

     4. For purposes of this letter, (a) the term "change of control" means a transaction pursuant to which (i) all or substantially all of the assets of the Company are sold or leased to any person, persons or related group of persons other than an affiliate or affiliates of the Company (a "third party"), (ii) ownership of 50% or more of the outstanding capital stock (or equity equivalents) of the Company is acquired by a third party, or (iii) the Company is merged or consolidated with another entity with the effect that after such merger or consolidation 50% or more of the voting equity of the surviving entity is owned by a third party; (b) the term "substantial structural change" shall mean (i) a transaction pursuant to which the Company is substantially structurally changed whereby the business and/or the assets are divided into two or more separate entities and the present Company controlling shareholder interests are (x) substantially reduced in the Company or (y) materially non-existent in the new entity or entities, (ii) declaration of any E&P Dividend, or (iii) election of REIT status with the IRS; and (c) the term "Cause" shall mean
(i) a finding that you have materially harmed the Company through a material act of dishonesty in the performance of your duties, or (ii) indictment (whether or not it results in a conviction) for a felony involving moral turpitude, fraud or embezzlement.

     5. This Agreement shall be in effect from the date hereof until the fiscal year ending January 31, 1996 and shall automatically continue in effect for each fiscal year thereafter unless, prior to a Change having occurred, you are no longer employed by the Company or one of its subsidiaries. In the event of a roll-over of this Agreement as aforesaid, the fiscal years and ending dates set forth in paragraph 2(A) above shall be adjusted accordingly.

     6. Upon your acceptance of this Agreement, the letter agreement dated September 9, 1993 and all prior agreements and understandings shall terminate and no longer have any force or effect.

     I appreciate your contribution to the Company and hope that we will together experience continued success and profitability.

Very truly yours,
GETTY PETROLEUM CORP.



LEO LIEBOWITZ
President and CEO

Accepted and Agreed to this
______ day of December, 1994.

_____________________________



:mam/Corporate